MANAGEMENT AGREEMENT

This Agreement is made the 24th day of January 2017 between Gadsden Growth Properties, Inc., a Delaware corporation, Federal Tax ID No.812983281, as “Owner” and Case, Huff & Associates, Inc., an Arizona corporation, as “Manager”.

Owner is currently under contract for the purchase of that certain property located at 3831-3923 E. Thunderbird Road, Phoenix Arizona, known as Paradise Square Shopping Center, as “the Property”.

That in consideration of the mutual covenants herein contained, Owner and Manager agree as follows:

Contingent upon Owner’s purchase of the Property, Owner hereby employs Manager (who may act as manager for other properties) as exclusive manager and representative for the management of the Property, for a period of twelve (12) months, commencing upon close of escrow and ending at 12:00 a.m. on February 28, 2018, and Manager hereby accepts such employment for the period stated unless sooner terminated as hereinafter provided. This Agreement shall automatically renew for periods of one (1) year each, subject to all early termination provisions contained herein, and Manager shall give written notice to Owner of such upcoming renewals at least thirty (30) days prior to each renewal date.

1. Manager shall:

(a) Manage and maintain any and all improvements that comprise the Property and any parking lots, landscaping and other items associated with the Property;

(b) Use due diligence in the collection of rents and other receivables as they become due, but nothing in this Agreement shall be construed as a guaranty by the Manager of the payment of rents or other charges by tenants;

(c) Employ and discharge employees of Manager, all such personnel to be employees of Manager only. Owner shall have no duties, obligations or liabilities with respect to such employees;

(d) Obtain on favorable terms, quality, and service considered, supplies, materials, and repairs as required for the Property and give the Owner the benefit of all discounts or savings thereby obtainable. Manager must obtain the prior approval for all non-recurring or previously unbudgeted expenses in excess of Nine Hundred Dollars ($900.00), except under circumstances which the Manager deems to be an emergency;

(e) In the name of and on behalf of Owner obtain electricity, gas, telephone and cleaning services for the Property;

(f) Deposit into a Property-specific Manager’s real estate trust checking account (and a real estate trust money market account if so directed by Owner), all monies received from the Property and make withdrawals for operation and management from such account(s), (including payment for services as described in Section 2 below). All of Manager’s personnel entrusted with the handling of such funds shall be covered by Manager’s employee dishonesty insurance coverage in the amount of $50,000.00. Owner hereby agrees to advance funds to provide sufficient working capital to operate the Property and Manager agrees that any excess funds above those needed for the monthly operation of the Property, or for impounds for future expenses as directed by Owner, shall be forwarded to Owner;

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(g) Keep accurate accounts of financial transactions involved in the management of the Property and render to Owner a detailed statement of cash receipts and cash disbursements for the preceding month and furnish such other reports concerning the operation of the Property as the Owner from time to time may reasonably require; Manager shall strictly account to Owner for all rents and monies collected by Manager;

(h) Provide Owner with a monthly report as to the status of the Property, which shall contain, at a minimum, a balance sheet, income statement, rent and CAM roll(s), tenant reports, general ledger, trust account detail (check register), bank reconciliation statement(s), a narrative of operational issues occurring during that month; on a quarterly basis, accrual based financial statements in accordance with Generally Accepted Accounting Principles (U.S . GAAP); and on an as- needed basis, assist Owner and Owner’s accounting firm(s) in supplying any information or producing other reports pertaining to the operation of the Property as may be reasonably requested by Owner for Owner’s compliance with the Securities and Exchange Commission (SEC).

(i) Be responsible for providing supporting documentation for all revenue and expense transactions, including those requested as a part of any annual audit requirements;

(j) Carry liability and worker’s compensation insurances covering Manager’s company and provide a certificate of insurance to Owner, naming Owner as an Additional Insured;

(k) Prepare annual budgets for the Property based on consultation with, and approval of, Owner which will include estimates of the operating, real property tax, and insurance expenses; quarterly variance reports of these expenses; and annual reconciliations of the estimated versus actual expenses reimbursable by the tenants of the Property; and

(1) Owner agrees to complete the State and City privilege tax applications as may be required by such taxing authorities so that Manager may file and pay all transaction privilege taxes on collections. Unless otherwise directed by Owner, Manager shall pay the real estate taxes, and property insurance premiums on behalf of Owner through the Manager’s real estate trust account for the Property. Property tax and insurance billings will be forwarded by Owner to Manager for such payments.

2. Manager shall be entitled to compensation hereunder as follows:

(a) The Owner hereby agrees to pay Manager for the services detailed above a monthly fee consisting of a sum of Two Thousand Dollars and NO/100 ($2,000.00) or three and one-half percent (3.5%) of gross Property income (excluding the collection of rental taxes) per month, whichever is greater, commencing the Close of Escrow. Manager shall collect Manager’s fee from the monthly collections of the Property and such fee shall be paid during the month that service is incurred. In addition to the compensation stated herein, Owner agrees to reimburse Manager for the cost of postage, the cost of printed checks for the Manager’s real estate trust account for the Property, and any other reasonable expenses advanced by Manager in the management of the Property and any other reasonable expenses advanced by Manager on behalf of the Owner.

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(b) If directed by Owner, Manager shall be responsible for managing tenant improvements to be supplied by Owner for lease transactions, or managing major repairs or modifications of the Property and Owner hereby agrees to pay Manager, exclusive of the fees detailed in Article 2 (a), the following fees:

1. Ten percent (10%) for the first $5,000.00 of the cost of such projects

2. Five percent (5%) of any additional amounts over the initial $5,000.00

(c) If directed by Owner, Manager shall be responsible for negotiating and documenting the expansions, relocations, assignments and renewals of the leases of existing tenants on behalf of Owner, and Owner hereby agrees to pay Manager, exclusive of the fees detailed in Article 2 (a), a commission equal to three percent (3%) of the total base rent (excluding CAM charges and rental taxes) to be paid by the tenant for the expanded area or extended term of the lease. Manager shall not, however, have authority to approve the final terms of such lease extensions, or to execute such lease documents on behalf of Owner.

(d) If directed by Owner, Manager shall be responsible for negotiating and documenting the license agreements, expansions, relocations, assignments arid renewals of all cellular tower licensees on behalf of Owner, and Owner hereby agrees to pay Manager, exclusive of the fees detailed in Article 2 (a), a commission equal to three percent (3%) of the total base rent (excluding rental taxes) to be paid by the licensee for the expanded area or extended term of the license. Manager shall not, however, have authority to approve the final terms of such license agreements, or to execute such license documents on behalf of Owner.

(e) Manager shall be entitled to additional compensation, at an amount to be determined between Owner and Manager on a case-by-case basis, for performing the following services on behalf of Owner:

Assisting Owner in the performance of Owner’s (Landlord’s) “self-help” remedies if Landlord’s Tenant is in default of its lease, such as the preparation and delivery of Landlord’s Notices and Demand correspondence to Tenant as may be required under Tenant’s lease; re-taking possession of Tenant’s leased premises via effecting a lock-out; or instituting a forcible entry and detainer action against Tenant; as may be allowed under Tenant’s lease.

(f) Manager, from time-to-time, provides maintenance and licensed-construction services to its clients’ properties using experienced employees of Manager’s company, at additional expense to the properties. Owner acknowledges that Manager may elect, from time-to-time, to provide some of the services as described in Articles 1 (a), 1 (d), and 2(b) above to the Property when prudent. Owner does not object to this provided that the expense of these additional services are reasonable and customary and do not exceed the costs that would be charged by third-party vendors.

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3. Owner hereby expressly reserves the right to control exclusively the following with relation to the Property:

(a) Owner shall approve, in advance, procedures for the institution and control of all judicial or non-judicial proceedings with relation to the Property, including for the collection of rent;

(b) Owner shall approve, in advance, all construction of tenant improvements to be supplied by Owner, capital improvements, or major alterations with respect to the Property.

(c) Owner shall maintain the funds relative to tenant security deposits.

Manager shall provide to Owner any fact or circumstance with relation to any matters expressly reserved by Owner. Nothing in the enumeration of express reservations by Owner shall grant, expressly or by implication, any rights, duties or powers to Manager other than as expressly set forth in this Agreement.

4. It is further agreed:

(a) Owner and Manager shall cooperate in all matters for the successful operation of the Property, the Owner having the right to designate general policies, and the Manager the right and obligation to submit recommendations for approval. It is agreed that the Property shall be maintained in a “first class” condition;

(b) No costs of Manager’s off-site office (if applicable) will be charged to the Property, except as described in 2(a) above;

(c) Owner may cancel this Agreement at any time if Owner sells the Property and Owner shall pay to Manager a prorated management fee through the date this Agreement is canceled. Upon thirty (30) days prior written notice, either party may cancel this Agreement for any reason provided however Owner, at its option, may elect to immediately relieve Manager of its management duties upon the giving of such notice but shall nevertheless remain liable to Manager for payment of the management fee for the entire 30-day period until this Agreement terminates;

(d) All notices and other communications to be given hereunder shall be in writing and shall be deemed to have been given upon personal delivery, telephone facsimile or upon deposit in the mail, if mailed first-class, registered or certified mail, postage prepaid, addressed as follows:

If to Manager:

Case, Huff & Associates, Inc.

Attn: Gary W. Case

14861 N. Scottsdale Rd., Suite 105

Scottsdale, Arizona 85254

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If to Owner:

Gadsden Growth Properties, Inc.

Attn: Keith M. Moser

15150 N. Hayden Road, Suite 225

Scottsdale, AZ 85260

(e) This Agreement shall be deemed personal with respect to the parties hereto and may not be assigned to any other persons or entities without the express consent of both parties. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of, the parties hereto, their heirs, personal representatives, successors arid permitted assigns.

(f) This Agreement is subject to the laws of the State of Arizona. In the event Manager or Owner shall institute legal proceedings against the other arising out of the terms of this Agreement or the performance thereunder, then the prevailing party shall be entitled to recover from the other all attorneys’ fees, costs, and expenses incurred in such action.

“OWNER”

GADSDEN GROWTH PROPERTIES, INC., a Delaware corporation

By:	/s/ Keith M. Moser	Date:	1/24/2017
Keith M. Moser
Title:	Senior Vice President

“MANAGER”

CASE, HUFF & ASSOCIATES, INC., an Arizona corporation

By:	/s/ Gary W. Case	Date:	1/24/2017
Gary W. Case
Title:	Vice President / Designated Broker

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